Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Amendment No. 1) and related Prospectus of CONSOL Energy, Inc. for the registration of securities and to the incorporation by reference therein of our report dated January 16, 2002 (except for the information included in Note 28 related to the periods December 31, 2001 and prior, as to which the date is March 7, 2002) with respect to the consolidated financial statements of CONSOL Energy, Inc. included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 17, 2004